Exhibit 10.1

MUTUAL AGREEMENT ON TERMINATION

BETWEEN

ZAGREBAČKA PIVOVARA d.o.o., Ilica 224, OIB: 83771985821, represented by Mr. Miroslav Holjevac, president of the Management Board and Ms. Alina Ruzic, member of the Management Board (the “Company”)

And

Mr. SERGII IESKOV, Zagreb, Reljkovićeva 6, OIB: 21045277405 (the “Executive”)

hereinafter together called the Parties and each a Party

WHEREBY IT IS AGREED as follows:

1.	PRINCIPLE OF TERMINATION

1.1	The Executive and the Company agree that on 01.01.2022. they have concluded the Directors Service Agreement (hereinafter referred to, together with any and all addenda and appendixes as the: “Directors Service Agreement”).

1.2	The Executive and the Company agree that on 24.03.2020 they have concluded the Employment Contract (hereinafter referred to, together with any and all addenda and appendixes as the: “Employment Contract”).

1.3	The Company and the Executive have reached an agreement regarding Executive’s resignation and a termination in mutual consent of the Directors Service Agreement and the Employment Contract which shall all end with effect as of 31.12.2024 (hereinafter: “Termination Date”).

1.4	The Executive acknowledges and confirms that other than the Directors Service Agreement and the Employment Contract, he has no other actual or implied, written or oral, employment contract/relationship with the Company or any other company of the Molson Coors Group (“Group”), respectively that any such employment contract(s)/relationship(s) have been validly terminated and that there are no (and that he waives, for in as much as necessary, any) outstanding rights whatsoever in relation to them.

2.	RIGHTS UNTIL TERMINATION DATE

2.1	From the signing of this Agreement until the Termination date, the Executive will be released from his regular work obligations pursuant to the Directors Service Agreement and the Employment Contract (hereinafter: “Garden Leave”). During Executive’s Garden Leave, he will perform transitional services on an as needed basis as directed by the Global Chief Legal Officer or the EMEA/APAC Chief Legal and Corporate Affairs Officer of Molson Coors.

During Executive’s period of Garden Leave, the Company shall continue to pay the Executive his contractual salary and provide other contractual benefits to which he has an entitlement under Directors Service Agreement and the Employment Contract unless expressly otherwise stated in this Agreement. During this period the Executive, who shall remain in employment, shall continue to be bound by all obligations owed to the Company under Directors Service Agreement and the Employment Contract.

2.2	The Executive will be granted the following (limitative) payments/benefits up to and including Termination Date, all of which are subject to any applicable social security deductions and individual income taxes:

(a)	Salary

The Executive will receive payment of the monthly agreed salary up to and including the Termination Date.

(b)	MCIP Payment

Executive’s MCIP payment for the period of 01.01.2024 through 31.12.2024 will be payable in April 2025 based on actual year-end company results and the individual multiplier will be paid at target (100%) and also adjusted for the company multiplier. Other relevant terms of the MCIP Plan will still apply.

(c)	LTIP Payment

By signing this Agreement, Executive will be eligible for a cash payment equivalent to the value of his 2022 PSU grant, to be paid out in April 2025 from the Croatian Company entity at a minimum performance level of target (100%) whether or not metrics are achieved or potentially higher depending on actual company performance as determined by the Compensation and Human Resources Committee of the Company (“CHRC)” in March 2025. All unvested equity awards will be cancelled by their terms. Executive will have one year following Termination Date to exercise any vested stock options. Executive will not receive any additional LTIP awards.

(d)	Holiday

The Executive will receive the indemnity related to the days of untaken holidays accrued till Termination date.

(e)	Insurances and pension

The Executive’s participation in the Life insurance, health insurance and the pension plan will continue during Garden Leave and end on the Termination Date.

3.	SEVERANCE PAYMENT

3.1	Without any prejudicial acknowledgement and subject to the terms and conditions of this Agreement, Executive will be paid severance pay in a lump sum on 31.12.2024 in the amount of 215,104.50 EUR equaling half of Executive’s yearly salary (subject to applicable withholdings and deductions for taxes and social security contributions).

3.2	The Executive accepts this Severance Payment as a voluntary indemnity and as a general discharge.

4.            NON-COMPETITION

4.1.	In exchange for the good and valuable consideration offered under this Agreement and in order to protect the confidential and/or proprietary information of the Company and Group, Executive agrees he will not be employed by or provide services to a “Competitor” for the 12-month period following his Garden Leave in the “Restricted Territory.” For purposes of this Agreement, “Competitor” means Anheuser-Busch InBev, Asahi, Carlsberg, or Heineken or any of their subsidiaries. “Restricted Territory” means those countries in Europe, the Middle East and Africa, and the Asia Pacific Region where on the Termination Date the Company or Group or any associated company was engaged in the research into, development, distribution, sale or supply of or otherwise dealt with its products or services. Executive understands that as of the date he accepts employment with a Competitor, he forfeits any further payments or benefits provided under this Agreement and is responsible for repaying to the Company the Severance Payment, MCIP Payment, and LTIP Payment provided under Article 2 and 3 of this Agreement. In addition, Employee agrees that money damages may not be a sufficient remedy for a breach or threatened breach of this Agreement and that Company shall be entitled to seek specific performance, injunctive or other equitable relief. Additionally, Company shall be entitled to collect from Executive its reasonable attorneys’ fees and costs incurred in connection with its enforcement of this Agreement if Company is the prevailing party in the enforcement and collection action against him.

4.2.	As a compensation for the non-competition obligation from the previous paragraph, the Company undertakes to pay the Executive for a period of 12 months following Executive’s Garden Leave, the amount equal to the half of the average monthly salary paid to the Executive in the last three months before the Termination date.

4.3.	The Parties mutually agree that the contractual prohibition of competition agreed by this Agreement supersedes and substitutes the contractual prohibition of competition foreseen by the Clauses 13.6 and 13.7 of the Directors Service Agreement and accordingly the Parties are not bounded by the contractual prohibition of competition from Clauses 13.6 and 13.7 of the Directors Service Agreement.

5.	PROXIES

Any proxies and mandates granted to the Executive will cease at the latest on the final date of Termination Date.

6.	RETURN OF PROPERTY

a.	For the purposes of this clause, “Property” means company car, keys, mobile phone, computer equipment, RSA token, credit card, all lists of clients or customers, correspondence and all other documents, disks, information storage devices, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by him or have come into his possession, custody or control in the course of his employment. This shall include all copies, reproductions, extracts and summaries of any of the above.

b.	The Executive agrees, immediately with the signing of this Agreement to return to the Company the computer (IT) equipment pursuant to the instructions of the Company. By the end of his Garden Leave, Executive has the option to purchase the company car subject to the car lease company’s terms and conditions or to return the company car to the Company pursuant to the instructions of the Company. Executive agrees within 7 days of the end of his Garden Leave pursuant to the instructions of the Company, to return to the Company all remaining Property of the Company or any associated company member of the Group and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

c.	The Executive confirms communicating at the latest on Termination Date, all IT codes, passwords and access locks and will, as of such date, himself cease to use them.

d.	Furthermore, the Executive commits himself, with effect as of date his Garden Leave ends, not to be in possession of or to make reference to data, in any form, containing information concerning the Company, or the Group and/or their business partners or clients.

7.	CONFIDENTIALITY

This Article 7 is without prejudice to Clause 13.1, 13.2, 13.3, 13.4, 13.5, 13.8, 13.10, 13.11 of the Directors Service Agreement on Post-termination restrictions, Clause 11 of the Directors Service Agreement on confidentiality as well as the Clause 18 of the Directors Service Agreement on intellectual property, which the Executive acknowledges shall survive the termination of the Directors Service Agreement and the Employment Contract, remain in full force and effect and which will continue to apply post termination:

(a)	the Executive commits and undertakes that, notwithstanding the termination of the Directors Service Agreement and the Employment Contract, he will not reveal or communicate at any time, to any person or any commercial entity, any confidential oral or written information or trade secret, which he has knowledge of by reason of him working for the Company (or a company of the Group), concerning the business (including business strategies), financial data, technical data, trade data, data related to personnel, terms and conditions of sales and acquisitions, relationship with authorities/regulators, specific working methods of the Company or the Group, the commercial practice, the relationships or the clients (or their names and addresses) of the Company or of a company of the Group,

(b)	the Executive agrees that, notwithstanding the termination of the Directors Service Agreement and the Employment Contract, he will not keep at any time, any information or documentation which belongs to the Company or another company of the Group whether or not such information or documentation is labelled as confidential.

(c)	the Executive commits himself not to contact at any time, directly or indirectly via a third person, with the aim of recruiting or canvassing, any client, prospect or employee of the Company (or a company of the Group), any shareholder of the Company (or of a company of the Group) or any company, consultant or service provider connected to the Company or the Group; the Executive commits himself not to induce, directly or indirectly, their clients, consultants/service providers and/or employees to terminate any contract with one of these entities.

8.	MUTUAL WAIVER

a.	In consideration for the rights under Articles 2 and 3 of this Agreement, the Executive agrees to renounce irrevocably and definitively all types of claims and rights of action which he has or may have against the Company or any company of the Group, their employees, managers, directors, officers and/or shareholders, arising from or connected with the Directors Service Agreement and/or the Employment Contract, or the termination of any such document/arrangement or arising from or connected with any other actual or implied, written or oral employment contract/relationship or the termination thereof with any company of the Group.

b.	To the extent permitted by applicable laws, the Executive therefore agrees not to institute a court claim for an annulment of the termination or for damages or to receive any statutory, collective bargaining based or contractual compensation payments arising from or connected with the Directors Service Agreement, the Employment Contract or the termination thereof or arising from or connected with any other actual or implied, written or oral employment contract/relationship or the termination thereof with any company of the Group, in particular including, but not limited to, the following:

any contractual or statutory notice period payment, any contractual or statutory severance payment or economic compensation, any further compensation for legal holidays not taken by the Executive, bonus/variable payments, any further 13th month payment, elements of remuneration, premiums, overtime payment, reimbursement of fees (including travel tickets), reimbursement of training/outplacement expenses/costs/fees, reimbursement/coverage of relocation costs, any remuneration for work on a Sunday or on a public or legal holiday, compensation payment for moral or sexual harassment at the workplace, any further health insurance or additional pension payments/rights, interest contributions, any option and/or share rights, advantages arising from any retention schemes, any entitlements based on any collective bargaining or company agreement, any rights under any document with regard to change of control, any non- competition indemnity, any compensation payments for unfair/irregular dismissal or claim for an annulment of the termination of employment, cost of utilities, medical coverage, further car/fuel rights, any requests regarding data protection or access to data, any rights regarding access to the personnel file, any compensation with regard to tax/social security deductions/withholdings or claims, any pension rights, any compensation with regard to unemployment benefits or currency/exchange rate/inflation, any reimbursement of lawyer's fees, etc., other than the payments/rights payable to the Executive in accordance with this Agreement.

c.	Subject to the fulfilment by the Executive of all duties arising from this Agreement, the Company agree to renounce irrevocably and definitively all types of claims which they have or may have against the Executive, arising from or connected with the Directors Service Agreement, the Employment Contract, or the termination thereof, except (i) with respect to any amounts due by the Executive in relation to the company car, and/or (ii) with respect to any fraud/willful misconduct or criminal actions discovered after the signing of this Agreement.

d.	Considering the mutual renunciations provided for in this Agreement, the Parties agree not to make any claim for error of law or error of fact and for any omission related to the extent of their rights.

e.	It is also understood and agreed by the Parties that, while the Company supports the Executive’s quitus/release for his action under all directorships, official positions held with the Group and/or corporate mandates that he is holding within the Company or any company of the Group, the effective quitus/release is subject to the respective shareholders’ decision.

9.	REIMBURSEMENT

Without prejudice to the Company’s obligations under this Agreement, if the Executive challenges this Agreement or his waivers, fails to observe any obligation set by this Agreement or raises an additional financial claim, this will trigger an automatic and immediate reimbursement obligation of all rights granted as per Articles 2 and 3, without prejudice to the Company’s or any other company of the Group’s rights to claim additional damages or to have recourse to any other legal means/actions.

10.	TAX AND SOCIAL SECURITY

a.	All payments under this Agreement are subject to the applicable deductions/withholdings for tax and social security contributions, if any.

b.	Unless the applicable law provides otherwise, the Executive is required to undertake all verifications regarding his personal tax status and treatment according to his personal situation. The Executive further releases and holds the Company and any other company of the Group harmless from any obligation linked to any payment made under the Agreement and the taxes and/or social security contributions which might be due by the Executive.

11.	MUTUAL COMMITMENT – STATEMENT

a.	The Executive undertakes not to comment negatively in any way regarding the Company, any other company of the Group or their employees, directors, officers and/or shareholders, agents and clients, as well as products, services and/or practices of the Company or the Group.

b.	Molson Coors Legal will specifically direct the Molson Coors Leadership Team not to make any false or malicious remarks regarding the Executive.

c.	Both Parties agree to cooperate in good faith in relation to the internal communication of the Executive leaving the Company and the Group.

d.	The Executive agrees that he will to a reasonable extent cooperate fully with the Company and any company member of the Group and their counsel, upon their written request, with respect to any potential or pending proceedings (including, but not limited to, any litigation, arbitration, regulatory proceedings, investigation or governmental action) that relates at least in part to matters with which the Executive was involved while he was an Executive of the Company, or with which he has knowledge. The Executive agrees to render such cooperation in a reasonably timely fashion and to provide Company and Group personnel and counsel with the full benefit of his knowledge with respect to any such matter, and will make himself reasonably available for interviews, depositions, or court appearances at the request of the Company or Group or their counsel. The Executive agrees that he will not participate voluntarily with or provide assistance or information to any person or entity that is involved in a potential or existing business or legal dispute with the Company or any company member of the Group including, but not limited, to litigation, arbitration, regulatory proceeding, investigation or governmental action, except as may be required by law. If the Executive receives a complaint or subpoena or other legal process relating to the Company or company member of the Group or a request for interview or to provide information concerning any existing, potential or threatened claims against the Company or company member of the Group, he shall give written notice to the Company or Group to the attention of the Global Chief Legal Officer and the EMEA/APAC Chief Legal and Corporate Affairs Officer within seven days of receipt and prior to his response to any such process or communication, unless prohibited by applicable law.

e.	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter - termination of the Directors Service Agreement and the Employment contract - and merges and supersedes all prior written or oral agreements and understandings between the Parties relating to the subject matter. Other than what is expressly stated in this Agreement, no different or additional promises or representations of any kind have been made to induce Executive to sign this Agreement. No modifications of this Agreement will be effective unless made in writing and signed by an authorized representative of the Parties.

12.	CONFIDENTIALITY OF THE SETTLEMENT AGREEMENT

The Parties will keep confidential the existence and the contents of this Agreement from any third parties (especially, but not exclusively, clients, partners, colleagues, etc.), without prejudice to its submission to the competent tax and/or social security authorities or any other competent authority and without prejudice to its enforcement before a court of competent jurisdiction in the event that one of the contracting Parties does not comply with its provisions. The present clause does not prevent the Company from sharing this Agreement with other Group companies.

13.	SAFEGUARD CLAUSE

If any provision of the Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of the Agreement. In the event that any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of the Agreement and, on so agreeing, shall incorporate such substitute provision into the Agreement.

14.	CONFIDENTIALITY OF THE CORRESPONDENCE

For confidentiality reasons, the Parties expressly agree that, after the signing of this Agreement, any correspondence between the Executive and the Company on the Agreement should be addressed solely to the Global Chief Legal Officer and the EMEA/APAC Chief Legal and Corporate Affairs Officer, explicitly stating “strictly confidential”.

15.	GOOD FAITH

Both Parties undertake to comply with this Agreement in good faith and act loyally towards each other.

16.	ADVICE

The Executive confirms having received sufficient and independent advice before signing this Agreement and having been accorded sufficient time to understand fully the terms and the meaning of this Agreement.

17.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the Croatian law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the competent court in Zagreb has jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

18.	COPIES

The Parties establish that the Directors Service Agreement has been executed in bilingual version (Croatian and English) with the English version of the text as prevailing and that the Employment Contract has been executed in Croatian language. The Parties agree to execute this Agreement only in English language and by signing it they waive its right to challenge this Agreement due to the form and language in which it was executed.

This Agreement is made in duplicate, each of the Parties acknowledging having received one original.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto on October 17, 2024.

For the Company:

Printed Name:	Miroslav Holjevac
Title:	President of Management Board
Signature:	/s/ Miroslav Holjevac
Date:	October 17, 2024

For the Company:

Printed Name:	Alina Ruzic
Title:	Member of Management Board
Signature:	/s/ Alina Ruzic
Date:	October 17, 2024

For Molson Coors Beverage Company:

Printed Name:	Natalie G. Maciolek
Title:	Chief Legal & Government Affairs Officer and Secretary
Signature:	/s/ Natalie G. Maciolek
Date:	October 17, 2024

Executive:

Signature:	/s/ Sergii Ieskov
Date:	October 17, 2024